GreenKissNY Inc. DOS/A

EXHIBIT 6.10

AMENDMENT TO SECURITIES PURCHASE AGREEMENT

This AMENDMENT TO SECURITIES PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of June 1, 2015 by and between GreenKissNY Inc., a Delaware corporation (the “Company”), and Ann Anderson, an individual (the “Purchaser”).

WHEREAS, the parties hereto wish to amend the Securities Purchase Agreement, dated as of April 21, 2015 (the “Main Agreement”), between the Company and the Purchaser on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the parties hereto intending to be legally bound hereby agree as follows:

1.

Witnesseth. The Witnesseth section in the Agreement is hereby amended as follows:

(a)

The words “Nexus Management Services, Inc.” is hereby deleted and replaced with the following:

“Green Kiss USA, Inc., and Green Kiss Laboratories Inc.”

2.

Conflicts. Except as expressly set forth in this Amendment, the terms and provisions of the Agreement shall continue unmodified and in full force and effect. In the event of any conflict between this Amendment and the Agreement, this Amendment shall control.

3.

Counterparts; Governing Law. This Amendment may be executed and delivered in counterpart signature pages executed and delivered via facsimile transmission or via email with scan or email attachment, and any such counterpart executed and delivered via facsimile transmission or via email with scan or email attachment will be deemed an original for all intents and purposes. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the date first written above by their respective authorized signatories.

COMPANY:

GREENKISSNY INC.

By:	/s/ Ann Anderson
Name:	Ann Anderson
Title:	President and CEO

PURCHASER:

/s/ Ann Anderson
Ann Anderson

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